Exhibit 10.10

December 23, 2010

Rushmore Shipping LLC

RE:                            Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented, the “Charter”) among Rushmore Shipping LLC as Owner (the “Owner”), Beekman Shipping Corp. as Charterer (the “Charterer”), and the Guarantors named therein in respect of the Panamanian registered and Philippines bareboat registered LAGUNA BELLE

Reference is hereby made to (i) the Charter,  (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby the Owner agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein, and (iii) the Letter Agreement dated as of November 12, 2010 (the “First Forbearance Extension Letter”) whereby you agreed subject to the conditions therein to a Forbearance Extension Period ending as of January 13, 2011. Capitalized terms defined in the Charter, the Forbearance Letter or the First Forbearance Extension Letter and not otherwise defined herein are used herein as therein defined, as applicable.

In order to allow time for TBS International, plc and its affiliates to work with their various lenders and creditors (including the Owner) towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that you extend the Forbearance Extension Period set forth in the First Forbearance Extension Letter until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) February 1, 2011 (the “Amended Forbearance Extension Period”).

Such agreement to extend the Forbearance Extension Period is conditioned upon and subject to (i) the payment by the Charterer of the amounts set forth on Schedule 2 hereto, on the dates listed therein, and (ii) TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications on or before December 29, 2010 in respect of each of the other loan facilities listed on Schedule 1 hereto, and in respect of each of the Bank of America Credit Facility, the RBS Credit Facility, the AIG Credit Facility, the Berenberg Credit Facility, the Commerzbank Credit Facility, the Credit Suisse Credit Facility, and the RBS Guarantee Facility, deferring and/or forbearing until no earlier than February 1, 2011 any rights of the respective creditor parties under such loan facilities arising as a result of the Payment Suspension.

Subject to the conditions precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter the Owner agrees to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall include (in addition those identified in the Forbearance Letter and the First Forbearance Extension Letter) defaults arising from the suspension of payments by TBS International, public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Amended Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter and the First Forbearance Extension Letter, as modified by the terms above.

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Very truly yours,

TBS INTERNATIONAL, PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President

Acknowledged and Agreed,

RUSHMORE SHIPPING LLC

By:	/s/ Asandro Van Verde
Name: Asandro Van Verde
Title: Director

Schedule 1

Facility	Principal Amount	Date
Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	December 31, 2010
AIG Facility dated as of December 7, 2007	$1,750,000	January 1, 2011
DVB Facility dated as of January 16, 2008	$2,608,000	January 25, 2011

Schedule 2

Payment Date	Amount	To be applied to
Jan. 3, 2011	$104,656.72	Payment originally due under Charter on Jan. 3, 2011
February 1, 2011	$150,783.28	Payment originally due under Charter on Jan. 3, 2011
February 1, 2011	$156,907.45	Payment originally due under Charter on Oct. 1, 2010, extended by the Forbearance Letter to Nov. 15, 2010 and extended by the First Forbearance Extension Letter to January 13, 2011
February 1, 2011	$146,571.20	Payment originally due under Charter on Nov. 1, 2010, extended by the Forbearance Letter to Nov. 15, 2010 and extended by the First Forbearance Extension Letter to January 13, 2011
February 1, 2011	$159,131.39	Payment originally due under Charter on Dec. 1, 2010 and extended by the First Forbearance Extension Letter to January 13, 2011